Exhibit 10.45

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of the 16th day of May, 2011 by and between RealD Inc. (the “Company”), a Delaware corporation, and Joshua Greer (“Consultant”).  The commencement of consulting services under this Agreement will be July 16, 2011 (the “Effective Date”).

R E C I T A L

WHEREAS, Company desires to offer Consultant, and Consultant desires to accept, a consulting arrangement to provide services as an independent contractor to Company on the terms and conditions set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.                                       Services.

(a)                                  Performance.  Consultant shall use Consultant’s best efforts to perform the services as set forth on Exhibit A hereto and as otherwise reasonably requested by the Company from time to time (the “Services”).  Consultant shall report to the Company’s Chief Executive Officer.  Consultant shall at all times perform the Services in accordance with professional standards, and in compliance with all applicable laws.  Consultant shall be available to perform and shall devote such time to the performance of the duties assigned to Consultant hereunder as may be necessary to perform the Services.  Consultant shall make himself available to the Company to perform consulting services on an as-needed, best efforts basis as requested by the Company.  Consultant may perform the Services at his home office, at his discretion.  Company shall provide Consultant with reasonable notice if Company would like Consultant to be present at any meeting.  While it is expected that Consultant shall not be required to render more than 15 hours of Services each calendar month, Consultant understands and acknowledges that the time required for the performance of the Services hereunder will vary from week to week, and that Consultant’s time commitment hereunder may vary depending upon the demands of Company.  Notwithstanding the foregoing, Consultant shall not be obligated to perform consulting services at a level exceeding 20% of the average level of bona fide services that Consultant performed for the Company as an employee over the 36 month period immediately preceding the Effective Date.  Executive agrees to provide the Company with at least 3 business days’ advance notice of any vacation or other planned absence in which Executive will be unavailable to render consulting services for the Company for more than 3 consecutive business days during the term of this Agreement.

(b)                                 Compensation.  Company shall pay Consultant at a rate of $275,000 per year for the Services provided by Consultant to the Company (irrespective of the number of hours of Services Consultant renders in a month), commencing on the Effective Date and prorated for the applicable calendar month if the Effective Date is after the first of the applicable calendar month or if this Agreement is terminated for any reason prior to the end of a calendar month.  Subject to Section 2(c), pro-rated payments will be made by Company to Consultant within fifteen (15) days of the end of each quarter.

(c)                                  Expenses.  Subject to receipt of reasonable documentation in accordance with Company’s standard reimbursement policies, Company shall reimburse Consultant for all reasonable business expenses actually incurred by Consultant in connection with Consultant’s provision of the Services hereunder; provided, however, that Consultant shall obtain advance written approval from Company for any expenses that, individually or in the aggregate, exceed $500.00 during any 15-day period.  Executive shall be entitled to travel in the same manner as the CEO and to the same lodging and other accommodations as the CEO.

(d)                                 Work Space and Use of Company Facilities and Equipment.  During the term of this Agreement, Company may in its sole discretion make available to Consultant (i) a space in Company’s offices, (ii) use of designated Company facilities and equipment and (iii) use of Company email address (collectively, the “Designated Assets”) for the sole purpose of providing the Services hereunder.  While on Company’s premises and/or while using Company’s facilities or equipment or accessing Company’s internal systems, Consultant will be subject to Company’s policies and procedures applicable to outside consultants regarding conduct and use of Company’s facilities, equipment or internal systems.  Consultant acknowledges that Consultant has received and understands and will fully comply with such policies and procedures.  Consultant’s use of Company’s space, facilities, or equipment are to facilitate Consultant’s Services to Company and nothing in this provision shall constrict the right of Consultant to use Consultant’s own work space, facilities, and equipment.

2.                                       Relationship of Parties.

(a)                                  Independent Contractor.  The parties acknowledge that Consultant is an independent contractor engaged to perform professional services and nothing herein shall be construed to create a partnership, joint venture, agency or employment relationship between the parties.  Company will have an interest only in the results to be achieved by Consultant under this Agreement, and the manner and method of performing the Services under this Agreement and achieving the desired results shall be under the exclusive control of Consultant.  Consultant shall set Consultant’s own days and hours of operation and Consultant’s performance shall not be subject to supervision or monitoring by Company, except as otherwise provided for in this Agreement.  Nothing in this Agreement shall be construed to restrict the right of Company to use the services of other consultants.  Further, subject to Section 9(b), Consultant may offer its services to the general public.

(b)                                 Employment Taxes and Benefits.  Consultant understands and acknowledges it is Consultant’s obligation to pay all self-employment and other taxes in connection with the Services.  Consultant is not entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by Company pertaining to any bonus, profit sharing, insurance or similar benefits for Company’s employees, and will not receive any severance or other benefits from Company upon termination or expiration of this Agreement.

(c)                                  Other Compensation.  Consultant acknowledges and agrees that upon the termination of this Agreement pursuant to Section 7(e), no further compensation shall be earned and payable to Consultant pursuant to this Agreement and Consultant further waives any rights to such compensation.

3.                                       Property of Company.

(a)                                  Definition.  For the purposes of this Agreement, “Designs and Materials” means all documents, information, designs, materials, procedures, improvements, developments, drawings, notes, inventions and intellectual property made, conceived or developed, in whole or in part, by Consultant alone or with others, resulting from or relating to the Services.

(b)                                 Assignment of Ownership.  Consultant hereby irrevocably transfers and assigns any and all of its right, title, and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets and trademarks, to Company.  To the extent consistent with this Agreement and applicable law, all Designs and Materials are works for hire for Company.  Designs and Materials will be the sole property of Company and Company will have the sole right to determine the treatment of any Designs and Materials, including the right to keep them as trade secrets, to file and execute patent applications on them, to use and disclose them without prior patent application, to file registrations for copyright or trademark on them in its own name, or to follow any other procedure that Company deems appropriate.  Consultant shall: (a) disclose promptly and fully in writing to Company all Designs and Materials as they are discovered, learned, created, or developed; (b) cooperate with and assist Company to apply for, and to execute, any applications and/or assignments reasonably necessary to obtain or maintain, any patent, copyright, trademark or other protection for Designs and Materials in Company’s name as Company deems appropriate; and (c) treat all Designs and Materials as “Confidential Information,” as defined below.  The provisions of this Section 3 shall survive any expiration or termination of this Agreement.

4.                                       Confidential Information.  Consultant acknowledges that Consultant will acquire information and materials from Company and knowledge about the business, products, experimental work, customers, clients and suppliers of Company and that all such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, and the Designs and Materials, are and will be the trade secrets and/or confidential and proprietary information of Company (collectively “Confidential Information”).  Notwithstanding the preceding sentence, Confidential Information does not include any information that is or becomes part of the public domain through no fault of Consultant or that Company regularly gives to third parties without restriction on use or disclosure.  Consultant agrees to hold all Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in furtherance of performing the Services, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement.  Consultant further agrees to take all action reasonably necessary and satisfactory to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information, including using at least the same degree of care to avoid improper disclosure or use as it uses with respect to its own confidential or proprietary information.

5.                                       Consultant Warranties; Indemnification.

(a)                                  Consultant represents and warrants that: (i) Consultant has full power and authority to enter into this Agreement, to carry out its obligations hereunder, and to grant the license to Company set forth in Section 3 hereof, (ii) Consultant owns all right, title and interest to Consultant’s intellectual property, and (iii) Consultant’s intellectual property does not knowingly infringe or conflict with any intellectual property rights of any third parties.

(b)                                 Consultant shall indemnify Company and hold it harmless from and against all actions, claims, damages, losses and expenses, including court costs and reasonable fees and expenses of attorneys, expert witnesses and other professionals, arising out of, resulting from, and/or based upon: (i) any gross negligence or willful conduct of Consultant; (ii) any bodily injury, sickness, disease or death caused by the Services; (iii) any injury or destruction to tangible or intangible property (including computer programs and data) or any loss of use resulting therefrom, caused by the Services; and/or (iv) any violation of any statute, ordinance, or regulation by Consultant.  At Company’s sole option, Consultant shall defend Company against any action or claim by a third party that is covered by the foregoing indemnity.

6.                                       Limitation of Liability.  The total aggregate liability of Company under this Agreement is limited to the total amount of the compensation and expenses paid or due under this Agreement.

7.                                       Termination and Expiration.

(a)                                  The term of this Agreement commences as of the Effective Date and, unless sooner terminated pursuant to this Section 7, terminates on the one (1) year anniversary of the Effective Date.

(b)                                 Consultant may terminate this Agreement in the event of a material breach of this Agreement by Company if such material breach continues uncured for a period of ten (10) business days after written notice.  This Agreement terminates automatically upon the Consultant’s death.

(c)                                  Company or Consultant may terminate this Agreement at any time, for any reason or no reason, by giving ten (10) calendar days prior written notice to the other party.

(d)                                 The election by Company or Consultant to terminate this Agreement in accordance with its terms will not be deemed an election of remedies, and all remedies provided by this Agreement or available at law or in equity survive any termination or expiration.

8.                                       Effect of Expiration or Termination.  Upon the expiration or termination of this Agreement for any reason:

(a)                                  Each party will be released from all obligations to the other under this Agreement arising after the date of expiration or termination; provided, however, that the covenants, agreements, representations, warranties, provisions, and designations contained or made in Sections 1, 2, 3, 4, 5, 7, 8 and 9 of this Agreement survive any termination or expiration hereof; and

(b)                                 Consultant shall promptly notify Company of all Confidential Information, including but not limited to, the Designs and Materials, in Consultant’s possession and, at the expense of Consultant and in accordance with Company’s instructions, shall promptly deliver (and irretrievably delete to the extent not deliverable) to Company, and cease any use of, all Confidential Information and all Designated Assets, without retaining any copy or representation thereof.

9.                                       Additional Covenants.

(a)                                  [Reserved.]

(b)                                 Consultant understands and acknowledges that the obligations regarding solicitation set forth in the Employee Invention and Assignment Agreement between Consultant and Company dated as of May 26, 2010, as amended, are necessary and reasonable to protect legitimate business interests, including trade secrets, confidential information, and relationships with prospective and existing customers and the goodwill associated with Company’s business, and are provided by Consultant as further inducement for Company to enter into this Agreement.

(c)                                  Competitive Activities; Non-Exclusivity.  The parties acknowledge and agree that this Agreement is a non-exclusive engagement for Consultant’s services and that Consultant shall have the right to engage in any other gainful activities and business; provided, however, that, during the term of this Agreement, Consultant shall not, directly or indirectly, engage in any activities or business, or engage or participate in or provide services to any business, conflicting or competitive with the activities or business of Company without the express prior written approval of Company.  Consultant shall provide Company written notice prior to any such engagement, participation or provision.  Company shall have the right to immediately terminate this Agreement upon or after receiving such notice of any such engagement, participation or provision.  Consultant understands and acknowledges that this obligation regarding competitive activities is necessary and reasonable to protect legitimate business interests, including trade secrets, confidential information, and relationships with prospective and existing customers and the goodwill associated with Company’s business, and is provided by Consultant as further inducement for Company to enter into this Agreement.

(d)                                 Provision of Services.  Consultant shall be the sole provider of the Services pursuant this Agreement and that Consultant shall not delegate or subcontract any of Consultant’s duties under this Agreement except in accordance with Section 10(a).

10.                                 General.

(a)                                  Assignment.  Neither Company nor Consultant may assign this Agreement and its rights and obligations to any other entity without the approval of the other party, which approval shall not unreasonably be withheld.  Any attempted assignment or delegation in violation of this provision is void.  Despite Company’s consent, no assignment releases Consultant of any of Consultant’s obligations or alters any of Consultant’s obligations to be performed under this Agreement.

(b)                                 Authority and Separate Obligations of Parties.  Except as otherwise expressly provided by this Agreement, each party shall be entirely liable for its own debts and obligations.  The employees and agents of one party shall not be, or be construed to be, the employees or agents of the other party for any purpose whatsoever.  As Consultant is not an employee of Company or any entity affiliated with Company, Company and its affiliates shall not withhold any taxes from any amounts paid to Consultant.  Consultant has no authority to enter into any agreement with any person or entity in the name of or on behalf of the Company and has no authority by virtue of this Agreement to bind or subject Company to any obligations or liabilities whatsoever.  Company has the absolute right in all events to accept or not accept in whole or in part any or all of Consultant’s advice or recommendations.  Nothing in this Agreement shall cause either party to be responsible for any action, omission, or inaction of the other party.

(c)                                  Equitable Remedies.  Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company is entitled to enforce this Agreement and any of its provisions by injunction, specific performance and/or other equitable relief without prejudice to any other rights and remedies that Company may have for a breach of this Agreement, without the need for the posting of security and even if injunctive relief is sought to remedy a past, existing or threatened breach of contract.

(d)                                 Attorneys’ Fees.  If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

(e)                                  Governing Law; Venue; Severability.  This Agreement is to be governed by and construed in accordance with the internal laws of the State of California excluding that body of law pertaining to conflict of laws.  Any action or proceeding arising out of or relating to this Agreement must be brought, if at all possible, in the state or federal courts within California, and the parties irrevocably agree to the jurisdiction and venue of such courts for such purposes.  If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.

(f)                                    Notices.  All notices and other communications required or permitted hereunder shall be in writing and be sent by facsimile or electronic mail, with confirmed transmission and receipt or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger to the address specified on the signature page of this Agreement or such other address as the receiving party specifies in writing, and will be effective upon its mailing as specified.

(g)                                 Jointly Drafted; Review by Counsel.  The parties have participated jointly in the negotiation and drafting of this Agreement and have had the opportunity to review the Agreement with counsel of their choosing.  In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(h)                                 Complete Understanding; Modification.  This Agreement constitutes the complete and exclusive understanding and agreement of the parties and cancels and supersedes all prior understandings and agreements including, without limitation, any prior employment agreements between the parties, whether written or oral, express or implied, with respect to the subject matter hereof.  Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

(i)                                     Counterparts.  This Agreement may be executed by facsimile signatures and in counterparts, each of which shall constitute an original, and all of which shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

Company:	Consultant:

REALD INC.	JOSHUA GREER

By: /s/ Michael V. Lewis	By: /s/ Joshua Greer

Name: Michael V. Lewis

Title: CEO

Address:	Address:

100 N. Crescent Drive, Suite 120
Beverly Hills, California 90210

Federal Tax I.D. Number:

EXHIBIT A

SERVICES TO BE PROVIDED

Consultant shall provide services to Company at the request of the Chief Executive Officer as it relates to the development and direction of the Company’s technology, business and business operations, in the following areas, including but not limited to:

1.                                       Company technology research and development activities, strategies and direction in all existing and future areas where the Company does, or may do, business;

2.                                       Product development, design and roadmap in all existing and future areas where the Company does, or may do, business;

3.                                       Strategic advice regarding stereoscopic and other related technologies in all existing and future areas where the Company does, or may do, business; and

4.                                       Such other matters as the Chief Executive Officer may reasonably request.